EXHIBIT (a)(5)(iii)

CCC Information Services Group Inc. Announces Commencement of its Previously Announced Self Tender Offer for Up To 11.2 Million Shares of Its Common Stock

CHICAGO, Ill., July 27, 2004 — CCC Information Services Group Inc. (NASDAQ: CCCG) today commenced its previously announced self tender offer for up to 11,200,000 shares at a price of $18.75 per share. The price represents a premium of approximately 26% over the closing share price of $14.90 per share on July 21, 2004, the last full trading day prior to announcement, and a premium of approximately 6% over the closing share price of $17.73 per share on July 23, 2004, the most recent practicable trading day prior to commencement. The 11,200,000 shares that the company is offering to purchase pursuant to the offer represent approximately 41.9% of its shares issued and outstanding on June 30, 2004 and 36.9% of shares eligible for tender, including shares underlying stock options and warrants.

The tender offer commenced today, July 27, 2004, and will expire at 5:00 p.m. New York City time, on August 24, 2004, unless extended by the company. Credit Suisse First Boston LLC and Jefferies & Company, Inc. will act as Dealer Managers. Georgeson Shareholder Communications Inc. will act as Information Agent. Computershare Trust Company of New York will act as the Depositary. Any stockholders who require tender offer materials may contact the Information Agent for the offer at the address and telephone number indicated below.

As previously announced, the tender offer is available to all company stockholders, vested option holders and warrant holders, including holders of shares held in employee benefit plans. It is subject to various terms and conditions described in the tender offer materials distributed to stockholders, including obtaining financing on terms satisfactory to CCC Information Services Group Inc. which, together with excess cash on hand, will be sufficient to purchase the shares pursuant to the offer.

Certain stockholders have indicated that they intend to tender an aggregate of approximately 13,810,508 shares. Therefore, it is expected that tendered shares will be purchased on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, except for holders of “odd lots” (holdings of fewer than 100 shares) who tender all their shares, which will be purchased on a priority basis. It is anticipated that as a result of the expected high level of participation and the resulting proration, the proportional beneficial ownership of the company will not change significantly as a result of the tender offer.

None of CCC Information Services Group Inc., its Board of Directors, the Dealer Managers, the Information Agent or the Depositary makes any recommendation to stockholders as to whether to tender or refrain from tendering shares.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF CCC’s COMMON STOCK. THE SOLICITATION OF OFFERS TO BUY CCC COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS DISTRIBUTED TO STOCKHOLDERS BY CCC. STOCKHOLDERS SHOULD CAREFULLY READ THOSE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN COPIES OF THE OFFER TO PURCHASE, RELATED MATERIALS AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV WITHOUT CHARGE. STOCKHOLDERS CAN ALSO OBTAIN COPIES OF THE OFFER TO PURCHASE AND RELATED MATERIALS, WITHOUT CHARGE, FROM CCC BY ORAL OR WRITTEN REQUEST TO: CCC INFORMATION SERVICES GROUP INC., ATTENTION: ROBERT S. GUTTMAN, ESQ., WORLD TRADE CENTER CHICAGO, 444 MERCHANDISE MART, CHICAGO, IL 60654, PHONE (312) 222-4636, FAX (312) 527-5888, OR FROM THE COMPANY’S INFORMATION AGENT, GEORGESON SHAREHOLDER COMMUNICATIONS INC., 17 STATE STREET, 10TH FLOOR, NEW YORK, NY 10004. BANKS AND BROKERAGE FIRMS CALL: (212) 440-9800, STOCKHOLDERS PLEASE CALL: (800) 255-4719.

CCC Information Services Group Inc., headquartered in Chicago, is a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication among over 21,000 collision-repair facilities, 350 insurance companies and a range of industry participants.

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in the Company’s filings with the SEC, and that actual results or developments may differ materially from those in the forward-looking statements and are inherently uncertain. Specific factors that might cause actual results to differ from expectations include, but are not limited to, competition in the automotive claims and collision repair industries, the ability to develop new products and services, the ability to protect trade secrets and proprietary information, the ability to generate the cash flow necessary to meet the Company’s obligations, the outcome of certain legal proceedings, the inability of the Company to complete the tender offer on the terms described or at all and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof. The Company has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise any forward-looking statement.

For more information about CCC Information Services Group Inc., visit our web site at www.cccis.com; or contact Patrick Donoghue of CCC at (312) 229-2984 or Michelle Hellyar of CCC at (312) 229-2830.